Exhibit 17.1

Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by BHP Billiton Finance (USA) Limited, a wholly owned subsidiary of BHP Group Limited, is fully and unconditionally guaranteed by BHP Group Limited:

4.875% Notes due 2026

5.250% Notes due 2026

4.750% Notes due 2028

5.100% Notes due 2028

5.250% Notes due 2030

4.900% Notes due 2033

5.250% Notes due 2033

5.500% Notes due 2053

Each of the following securities issued by BHP Billiton Finance (USA) Limited, a wholly owned subsidiary of BHP Group Limited, is fully and unconditionally guaranteed by each of BHP Group Limited and BHP Group (UK) Ltd (formerly BHP Group Plc), a wholly owned subsidiary of BHP Group Limited, on a full and unconditional basis:

5.000% Notes due 2043

4.125% Notes due 2042